Exhibit 99.1

News Release

Investor Contacts:	Milt Childress
Executive Vice President and Chief Financial Officer

James Gentile
Vice President, Investor Relations

Phone:	704-731-1527

Email:	investor.relations@enproindustries.com

EnPro Industries, Inc. 5605 Carnegie Boulevard Charlotte, North Carolina, 28209 Phone:704-731-1500 www.enproindustries.com

Enpro Reports Fourth Quarter and Full Year 2022 Results, Introduces 2023 Guidance

Fourth Quarter and Full Year 2022 Highlights
(All results reflect comparisons to the respective prior-year period unless otherwise noted)

•For the quarter, sales of $271.9 million increased 27.8% and organic sales increased 14.8%; for the year, sales of $1.10 billion increased 30.8% and organic sales increased 14.1%

•For the quarter, loss from continuing operations attributable to EnPro Industries, Inc. was $57.5 million, compared to a loss of $1.6 million, driven by a non-cash goodwill impairment charge; for the year, income from continuing operations was $6.7 million, compared to income of $56.9 million

•For the quarter, adjusted EBITDA* increased 39.4% to $53.4 million and adjusted EBITDA margin* increased 160 bps to 19.6%; for the year, adjusted EBITDA* increased 58.5% to $257.4 million and adjusted EBITDA margin* increased 410 bps to 23.4%

•For the quarter, diluted loss per share from continuing operations attributable to EnPro Industries, Inc. was $(2.76), compared to a diluted loss per share of ($0.08), driven by a non-cash goodwill impairment charge; for the year, diluted earnings per share from continuing operations was $0.32, compared to a diluted earnings per share of $2.74

•For the quarter, adjusted diluted earnings per share* increased 48.5% to $1.47 versus $0.99; for the year, adjusted diluted earnings per share* increased 62.2% to $7.04 in 2022 versus $4.34

•Completed the divestiture of GGB for $305 million in November. Subsequent to quarter-end, in late January, the divestiture of GPT closed, completing the divestiture portion of the company's portfolio optimization strategy

•Net leverage ratio of 1.8x entering 2023 provides ample financial flexibility to pursue future organic and inorganic investments

•Introduces guidance for 2023: revenue growth in the flat-to-low single digits, adjusted EBITDA* in the range of $248 million to $260 million, and adjusted diluted earnings per share from continuing operations* of $6.45 to $7.05

CHARLOTTE, N.C., February 21, 2023 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three months and year ended December 31, 2022.

"Enpro had an outstanding 2022 driven by our team's continued excellent execution and the resilience of our operating model. Our optimized portfolio delivered strong revenue growth and margin expansion in excess of 400 basis points for the year, as our teams demonstrated agility to deliver for our customers in the face of continued macroeconomic uncertainty," said Eric Vaillancourt, President and Chief Executive Officer. “2022 was a milestone year for Enpro as we completed the divestiture portion of our portfolio reshaping strategy with the exit of the Engineered Materials segment. We are moving forward with a strong foundation of high-margin businesses in secular growth markets that position us for continued profitable growth and value creation."

Mr. Vaillancourt continued, “We are well positioned to build on the progress achieved in 2022 by continuing to execute on our strategic pillars. Our teams are motivated to outperform in a challenging economic environment by focusing on enhancing our portfolio with innovative solutions and investing in long-term growth opportunities to drive profitability. We remain focused on leveraging our strong balance sheet to invest, both organically and inorganically, in high-growth, high-margin areas that build on our robust foundation as we execute on our proven strategic framework to drive the company forward."

Financial Highlights
(Amounts in millions except per share data and percentages)

	Quarters Ended December 31,			Years Ended December 31,
	2022	2021	Change	2022	2021	Change
Net Sales	$271.9	$212.7	27.8%	$1,099.2	$840.4	30.8%
Income (Loss) from Continuing Operations Attributable to EnPro Industries, Inc.	$(57.5)	$(1.6)	nm	$6.7	$56.9	(88.2)%
Diluted Earnings (Loss) Per Share Attributable to EnPro Industries, Inc. Continuing Operations	$(2.76)	$(0.08)	nm	$0.32	$2.74	(88.3)%
Adjusted Income from Continuing Operations Attributable to EnPro Industries, Inc.*	$30.8	$20.6	49.5%	$146.8	$90.1	62.9%
Adjusted Diluted Earnings Per Share*	$1.47	$0.99	48.5%	$7.04	$4.34	62.2%
Adjusted EBITDA*	$53.4	$38.3	39.4%	$257.4	$162.4	58.5%
Adjusted EBITDA Margin*	19.6%	18.0%		23.4%	19.3%
*Non-GAAP measure. See the attached schedules for adjustments and reconciliations of historical non-GAAP measures to GAAP measures. No reconciliation is presented for the 2023 guidance range of adjusted EBITDA and adjusted diluted earnings per share from continuing operations. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures.

Fourth Quarter 2022 Consolidated Results of Continuing Operations

Sales of $271.9 million increased 27.8% compared to the fourth quarter of 2021. The company saw strong demand in most major end markets in the fourth quarter with successful pricing strategies contributing to total revenue growth. Excluding the impact of acquired and divested businesses and foreign currency exchange translation, organic sales for the quarter grew 14.8% compared to the fourth quarter of 2021.

Corporate expenses of $15.6 million in the fourth quarter of 2022 were down from $27.8 million a year ago driven primarily by the reduction in acquisition related expenses associated with the NxEdge transaction, even though incentive compensation expenses, mainly driven by share price performance during the quarter, increased corporate expense by $2.4 million.

Loss from continuing operations attributable to EnPro Industries, Inc. was $57.5 million, compared to a loss of $1.6 million in the prior-year period, driven by the non-cash goodwill impairment charge detailed below. Adjusted income from continuing operations attributable to EnPro Industries, Inc. of $30.8 million increased 49.5% compared to the fourth quarter of 2021. Diluted loss per share attributable to EnPro Industries, Inc. continuing operations was $(2.76), compared to a diluted loss per share of ($0.08) in the prior-year period, and adjusted diluted earnings per share* of $1.47 increased 48.5% from the prior-year period.

Adjusted EBITDA margin* of 19.6% increased 160 basis points compared to the prior-year period driven primarily by year-over-year volume growth, strategic pricing actions and operational efficiencies, partially offset by the continuation of inflationary raw material, freight and labor costs and late-quarter weakness in semiconductor equipment demand that adversely impacted results in the Advanced Surface Technologies segment.

Fourth Quarter 2022 Segment Highlights of Continuing Operations

Sealing Technologies - Safeguarding environments with critical applications in diverse end markets
Garlock, STEMCO, and Technetics Group

	Quarters Ended December 31,			Years Ended December 31,
(Amounts in millions except percentages)	2022	2021	Change	2022	2021	Change
Sales	$156.9	$143.9	9.0%	$624.3	$599.8	4.1%
Adjusted Segment EBITDA	$41.0	$31.0	32.3%	$159.1	$141.9	12.1%
Adjusted Segment EBITDA Margin	26.1%	21.5%		25.5%	23.7%

•Sales increased 9.0% versus the prior-year period. Excluding the impact of foreign exchange translation and divested businesses, sales increased 13.4% versus the prior-year period, driven by successful pricing strategies and strong volume in the aerospace, general industrial, heavy-duty truck and food & pharma markets.
•Adjusted segment EBITDA increased 32.3% versus the prior-year period. Operating leverage on volume growth, strategic pricing, net of inflationary pressures, and operational efficiencies drove the increase. Excluding the impact of foreign exchange translation and divestitures, adjusted segment EBITDA increased 38.7% compared to the prior-year period.

Advanced Surface Technologies - Leading edge precision manufacturing, coatings, innovative optical solutions and cleaning and refurbishment solutions - NxEdge, Technetics Semi, LeanTeq, and Alluxa

	Quarters Ended December 31,			Years Ended December 31,
(Amounts in millions except percentages)	2022	2021	Change	2022	2021	Change
Sales	$115.4	$69.1	67.0%	$476.1	$247.3	92.5%
Adjusted Segment EBITDA	$28.9	$20.9	38.3%	$141.5	$73.2	93.3%
Adjusted Segment EBITDA Margin	25.0%	30.2%		29.7%	29.6%

•Sales increased 67.0% versus the prior-year period driven by the acquisition of NxEdge and strong demand in the semiconductor market, even as softness in semiconductor equipment demand appeared late in the fourth quarter. Excluding the acquisition and the impact of foreign exchange translation, sales increased 17.5% versus the prior-year period.
•Adjusted segment EBITDA increased 38.3% versus the prior-year period, driven primarily by the acquisition of NxEdge, as well as strong organic sales growth, offset by the impact of late-quarter softness that adversely affected product mix. Excluding the acquisition and impact of foreign exchange translation, adjusted segment EBITDA increased 10.0% compared to the prior-year period, reflecting the aforementioned late-quarter softness, higher year-over-year operating costs and continued investments supporting long-term growth.

Full Year 2022 Consolidated Results

Sales of $1.10 billion increased 30.8% compared to 2021. On an organic basis, sales grew 14.1% year-over-year. driven by effective pricing and strong demand in most markets.

Corporate expenses for 2022 of $47.0 million decreased $17.9 million compared to 2021. The decrease was driven primarily by the reduction in acquisition and divestiture costs.

Income from continuing operations attributable to EnPro Industries, Inc. was $6.7 million, compared to $56.9 million in the prior year, driven by the non-cash goodwill impairment charge detailed below. Adjusted income from continuing operations attributable to EnPro Industries, Inc. of $146.8 million increased 62.9% compared to 2021. Diluted earnings per share attributable to EnPro Industries, Inc. continuing operations was $0.32, compared to diluted earnings per share of $2.74 in the prior year and adjusted diluted earnings per share* was $7.04, compared to $4.34 in the prior year, an increase of 62.2%.

Adjusted EBITDA* of $257.4 million increased 58.5% compared to 2021. Adjusted EBITDA margin* of 23.4% increased 410 basis points compared to the prior year driven primarily by volume increases, strategic pricing actions, operational efficiencies and the sustained benefits from portfolio optimization initiatives, partially offset by inflationary pressures.

Balance Sheet, Cash Flow and Capital Allocation

The company generated $106.1 million of cash flow from continuing operations during the year ended December 31, 2022 and $76.7 million of free cash flow, net of $29.4 million in capital expenditures. This compares to $124.1 million of cash flow from continuing operations and $109.2 million of free cash flow, net of $14.9 million in capital expenditures, in the prior-year period. During the fourth quarter, the company paid a regular quarterly dividend of $0.28 per share, with dividends totaling $23.4 million for the year ended December 31, 2022.

Enpro ended the fourth quarter with cash of $334.4 million and full availability under its revolving credit facility. The company exited 2022 with a net leverage ratio of 1.8x, which provides the organization ample financial flexibility to pursue both organic and inorganic growth opportunities.

Goodwill Impairment Analysis

In November 2022, during regular annual impairment testing, the projection of Alluxa’s current expected cash flows were below previously assessed estimates, and the discount rate to determine fair value was significantly higher. The projection and analysis indicated that the book value of the Alluxa reporting unit, which was acquired in the fourth quarter of 2020, exceeded fair value by $65.2 million, which has been recognized as an impairment charge in the fourth quarter of 2022. The discount rate to determine the fair value of Alluxa increased from 12.0% as of November 1, 2021 to 14.6% as of November 1, 2022, resulting in a $50 million decline in the fair value of the Alluxa reporting unit utilizing the income approach.

Quarterly Dividend

On February 16, EnPro Industries, Inc. increased its quarterly dividend 4% to $0.29 per share from $0.28 per share previously. The dividend is payable on March 15, 2023 to shareholders of record as of the close of business on March 1, 2023.

2023 Guidance

The company expects 2023 revenue growth to be in the range of flat to low-single digits, adjusted EBITDA* to be in the range of $248 million to $260 million and adjusted diluted earnings per share* from continuing operations to be in the range of $6.45 to $7.05.

Conference Call, Webcast Information, and Presentations

Enpro will hold a conference call today, February 21, 2023, at 8:30 a.m. Eastern Time to discuss fourth quarter and full year 2022 results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference ID number 13725736. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enproindustries.com. To access the earnings presentation, log on to the webcast by clicking the link on the company’s home page.

Primary Segment Operating Performance Measure

The primary metric used by management to allocate resources and assess segment performance is adjusted segment EBITDA, which is segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring costs, impairment charges, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets, and income taxes are not included in the computation of adjusted segment EBITDA. Under U.S. generally accepted accounting principles (“GAAP”), the primary metric used by management to allocate resources and assess segment performance is required to be disclosed in financial statement footnotes, and accordingly such metric as presented for each segment is not deemed to be a non-GAAP measure under applicable regulations of the Securities and Exchange Commission.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted income from continuing operations attributable to EnPro Industries, Inc., adjusted diluted earnings per share attributable to EnPro Industries, Inc., adjusted EBITDA, adjusted EBITDA margin, total adjusted segment EBITDA and free cash flow. Tables showing the reconciliation of these historical non-GAAP financial measures to the comparable GAAP measures are attached to the release. Adjusted EBITDA and adjusted diluted earnings per share anticipated for full year 2023 are calculated in a manner consistent with the historical presentation of these measures in the attached tables. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented.

Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance and, when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements and Guidance

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: economic conditions in the markets served by Enpro’s businesses and those of its customers, some of which are cyclical and experience periodic downturns and disruptions; the impact of geopolitical activity on those markets, including instabilities associated with the armed conflict in Ukraine and any conflict or threat of conflict that may affect Taiwan; uncertainties with respect to the imposition of government embargoes, tariffs and trade protection measures, such as “anti-dumping” duties applicable to classes of products, and import or export licensing requirements, as well as the imposition of trade sanctions against a class of products imported from or sold and exported to, or the loss of “normal trade relations” status with, countries in which Enpro conducts business, which could significantly increase its cost of products or otherwise reduce sales and harm its business; uncertainty with respect to the duration and severity of impacts from the COVID-19 pandemic on the company’s operations, and the operations and businesses of its customers and vendors, including impacts on the general economy and the markets served by the company’s customers, as well as supply chain disruptions and materials cost increases that are not passed along to our customers; prices and availability of its raw materials, including as a result of the COVID-19 pandemic or instabilities from geopolitical conflicts; uncertainties with respect to the company’s ability to achieve anticipated growth within the semiconductor, life sciences, and other technology-enabled markets; the impact of fluctuations in relevant foreign currency exchange rates or unanticipated increases in applicable interest rates; unanticipated delays or problems in introducing new products; the impact of any labor disputes; announcements by competitors of new products, services or technological innovations; changes in pricing policies or the pricing policies of competitors; and the amount of any payments required to satisfy contingent liabilities, including those related to discontinued operations, other divested businesses and the discontinued operations of its predecessors, including liabilities for certain products, environmental matters, employee benefit and statutory severance obligations and other matters. Enpro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K, describe these and other risks and uncertainties in more detail. Enpro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

Full-year guidance is subject to the risks and uncertainties discussed above and specifically excludes changes in the number of shares outstanding, impacts from future and pending acquisitions, dispositions and related transaction costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to December 31, 2022, and the impact of foreign exchange rate changes subsequent to that date.

About Enpro

Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, photonics, industrial process, aerospace, food and pharma and life sciences. Enpro is listed on the New York Stock Exchange under the symbol "NPO". For more information about Enpro, visit the company’s website at http://www.enproindustries.com.

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APPENDICES

Consolidated Financial Information and Reconciliations

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Years Ended December 31, 2022 and 2021
(In Millions, Except Per Share Data)
	Quarters Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2022	2021	2022	2021
Net sales	$271.9	$212.7	$1,099.2	$840.4
Cost of sales	166.4	134.0	675.9	512.3
Gross profit	105.5	78.7	423.3	328.1
Operating expenses:
Selling, general and administrative	77.7	77.8	282.8	260.3
Goodwill impairment	65.2	—	65.2	—
Other	0.8	0.5	3.1	2.4
Total operating expenses	143.7	78.3	351.1	262.7
Operating income (loss)	(38.2)	0.4	72.2	65.4
Interest expense	(11.4)	(4.2)	(35.6)	(16.2)
Interest income	1.4	0.7	1.7	2.5
Other income (expense)	(8.3)	(4.3)	(10.0)	14.3
Income (loss) from continuing operations before income taxes	(56.5)	(7.4)	28.3	66.0
Income tax benefit (expense)	(4.6)	6.1	(24.4)	(8.7)
Income (loss) from continuing operations	(61.1)	(1.3)	3.9	57.3
Income from discontinued operations, including gain on sale, net of taxes	184.5	104.1	198.4	121.0
Net income	123.4	102.8	202.3	178.3
Less: net income (loss) attributable to redeemable non-controlling interests	(3.6)	0.3	(2.8)	0.4
Net income attributable to EnPro Industries, Inc.	$127.0	$102.5	$205.1	$177.9

Income (loss) attributable to EnPro Industries, Inc. common shareholders:
Income (loss) from continuing operations, net of tax	$(57.5)	$(1.6)	$6.7	$56.9
Income from discontinued operations, net of tax	184.5	104.1	198.4	121.0
Net income attributable to EnPro Industries, Inc.	$127.0	$102.5	$205.1	$177.9

Basic earnings (loss) per share attributable to EnPro Industries, Inc.:
Continuing operations	$(2.76)	$(0.08)	$0.32	$2.76
Discontinued operations	8.87	5.05	9.54	5.88
Basic earnings (loss) per share	$6.11	$4.97	$9.86	$8.64
Average common shares outstanding (millions)	20.8	20.6	20.8	20.6

Diluted earnings (loss) per share attributable to EnPro Industries, Inc.:
Continuing operations	$(2.76)	$(0.08)	$0.32	$2.74
Discontinued operations	8.87	5.05	9.51	5.83
Diluted earnings per share	$6.11	$4.97	$9.83	$8.57
Average common shares outstanding (millions)	20.9	20.8	20.9	20.8

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Years Ended December 31, 2022 and 2021
(In Millions)
	2022	2021
Operating activities of continuing operations
Net income	$202.3	$178.3
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Income from discontinued operations, net of taxes	(198.4)	(121.0)
Taxes paid related to sale of discontinued operations	(25.8)	—
Depreciation	25.5	18.2
Amortization	77.6	45.6
Goodwill impairment	65.2	—
Loss (gain) on sale of businesses	0.6	(17.6)
Deferred income taxes	(14.0)	(5.5)
Stock-based compensation	6.5	5.0
Other non-cash adjustments	6.2	1.8
Change in assets and liabilities, net of effects of acquisitions and divestitures of businesses:
Accounts receivable, net	(0.1)	(16.9)
Inventories	(18.0)	(5.4)
Accounts payable	1.5	9.9
Other current assets and liabilities	(37.1)	31.3
Other non-current assets and liabilities	14.1	0.4
Net cash provided by operating activities of continuing operations	106.1	124.1
Investing activities of continuing operations
Purchases of property, plant and equipment	(29.4)	(14.9)
Proceeds from sale of businesses, net of cash sold	301.9	224.3
Acquisitions, net of cash acquired	(31.2)	(856.8)
Receipts from settlements of derivative contracts	27.4	—
Net cash provided by (used in) investing activities of continuing operations	268.6	(647.4)
Financing activities of continuing operations
Proceeds from debt	61.0	715.0
Repayments of debt	(398.0)	(79.0)
Issuance of common stock	—	10.0
Dividends paid	(23.4)	(22.4)
Other	(7.6)	(5.4)
Net cash provided by (used in) financing activities of continuing operations	(368.0)	618.2
Cash flows of discontinued operations
Operating cash flows	21.3	17.9
Financing cash flows	(5.1)	(3.8)
Net cash provided by discontinued operations	16.2	14.1
Effect of exchange rate changes on cash and cash equivalents	(26.6)	(0.4)
Net increase in cash and cash equivalents	(3.7)	108.6
Cash and cash equivalents at beginning of period	338.1	229.5
Cash and cash equivalents at end of period	$334.4	$338.1
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net	$31.5	$14.9
Income taxes, net	$80.8	$6.4

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of December 31, 2022 and 2021
(In Millions)
	2022	2021
Current assets
Cash and cash equivalents	$334.4	$338.1
Accounts receivable, net	137.1	145.0
Inventories	151.9	135.9
Other current assets	44.9	35.8
Current assets of discontinued operations	15.9	149.9
Total current assets	684.2	804.7
Property, plant and equipment, net	185.2	184.3
Goodwill	863.8	948.0
Other intangible assets	799.8	894.2
Other assets	114.8	143.4
Total assets	$2,647.8	$2,974.6

Current liabilities
Current maturities of long-term debt	$15.6	$12.7
Short-term debt	—	149.3
Accounts payable	73.4	72.0
Accrued expenses	120.2	116.5
Current liabilities of discontinued operations	2.3	35.8
Total current liabilities	211.5	386.3
Long-term debt	775.1	963.9
Deferred taxes and non-current income taxes payable	136.5	166.1
Other liabilities	111.7	137.9
Total liabilities	1,234.8	1,654.2

Redeemable non-controlling interests	17.9	50.1

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	299.2	303.6
Retained earnings	1,130.2	953.1
Accumulated other comprehensive income (loss)	(33.3)	14.6
Common stock held in treasury, at cost	(1.2)	(1.2)
Total shareholders’ equity	1,395.1	1,270.3
Total liabilities and equity	$2,647.8	$2,974.6

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Years Ended December 31, 2022 and 2021
(Dollars in Millions)

Sales
	Quarters Ended		Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
Sealing Technologies	$156.9	$143.9	$624.3	$599.8
Advanced Surface Technologies	115.4	69.1	476.1	247.3
	272.3	213.0	1,100.4	847.1
Less: intersegment sales	(0.4)	(0.3)	(1.2)	(6.7)
	$271.9	$212.7	$1,099.2	$840.4

Income (loss) from continuing operations attributable to EnPro Industries, Inc.	$(57.5)	$(1.6)	$6.7	$56.9
Income (loss) from continuing operations attributable to EnPro Industries, Inc. Margin	(21.1)%	(0.8)%	0.6%	6.8%

Earnings before interest, income taxes, depreciation,
amortization and other selected items (Adjusted Segment EBITDA)
	Quarters Ended		Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
Sealing Technologies	$41.0	$31.0	$159.1	$141.9
Advanced Surface Technologies	28.9	20.9	141.5	73.2
	$69.9	$51.9	$300.6	$215.1

Adjusted Segment EBITDA Margin
	Quarters Ended		Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
Sealing Technologies	26.1%	21.5%	25.5%	23.7%
Advanced Surface Technologies	25.0%	30.2%	29.7%	29.6%
	25.7%	24.4%	27.3%	25.6%

Reconciliation of Adjusted Segment EBITDA to Income (Loss) from Continuing Operations Attributable to EnPro Industries, Inc.
	Quarters Ended		Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
Income (loss) from continuing operations attributable to EnPro Industries, Inc.	$(57.5)	$(1.6)	$6.7	$56.9
Plus: net income (loss) attributable to redeemable non-controlling interests	(3.6)	0.3	(2.8)	0.4
Income (loss) from continuing operations	(61.1)	(1.3)	3.9	57.3
Income tax benefit (expense)	(4.6)	6.1	(24.4)	(8.7)
Income (loss) from continuing operations before income taxes	(56.5)	(7.4)	28.3	66.0
Acquisition and divestiture expenses	0.1	—	0.5	0.4

Non-controlling interest compensation allocation[1]	(0.5)	1.2	(0.6)	5.3
Amortization of the fair value adjustment to acquisition date inventory	1.0	4.1	13.3	9.9
Restructuring and impairment expense	0.7	0.6	1.9	2.4
Depreciation and amortization expense	25.1	17.0	102.8	63.5
Corporate expenses	15.6	27.8	47.0	64.9
Interest expense, net	10.0	3.5	33.9	13.7
Goodwill impairment	65.2	—	65.2	—
Other income (expense), net	9.2	5.1	8.3	(11.0)
Adjusted Segment EBITDA	$69.9	$51.9	$300.6	$215.1

Adjusted Segment EBITDA is total segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring and impairment expense, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization.

Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets, and income taxes are not included in the computation of Adjusted Segment EBITDA. The accounting policies of the reportable segments are the same as those for the Company.

1Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisitions of LeanTeq and Alluxa that was and is subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers and is directly related to the terms of the respective acquisitions. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisitions unless certain employment terminations have occurred. The LeanTeq non-controlling interests were acquired by Enpro in December 2022.

EnPro Industries, Inc.
Adjusted Segment EBITDA Reconciling Items by Segment (Unaudited)
For the Quarters and Years Ended December 31, 2022 and 2021
(In Millions)
	Quarter Ended December 31, 2022
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition and divestiture expenses	$—	$0.1	$0.1
Non-controlling interest compensation allocation[1]	$—	$(0.5)	$(0.5)
Amortization of the fair value adjustment to acquisition date inventory	$—	$1.0	$1.0
Restructuring and impairment expense	$0.1	$0.6	$0.7
Depreciation and amortization expense	$6.3	$18.8	$25.1

	Quarter Ended December 31, 2021
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Non-controlling interest compensation allocation[1]	$—	$1.2	$1.2
Amortization of the fair value adjustment to acquisition date inventory	$—	$4.1	$4.1
Restructuring and impairment expense	$0.6	$—	$0.6
Depreciation and amortization expense	$7.3	$9.7	$17.0

	Year Ended December 31, 2022
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition and divestiture expenses	$—	$0.5	$0.5
Non-controlling interest compensation allocation[1]	$—	$(0.6)	$(0.6)
Amortization of the fair value adjustment to acquisition date inventory	$—	$13.3	$13.3
Restructuring and impairment expense	$0.6	$1.3	$1.9
Depreciation and amortization expense	$26.2	$76.6	$102.8

	Year Ended December 31, 2021
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition and divestiture expenses	$0.4	$—	$0.4
Non-controlling interest compensation allocation[1]	$—	$5.3	$5.3
Amortization of the fair value adjustment to acquisition date inventory	$—	$9.9	$9.9
Restructuring and impairment expense	$2.4	$—	$2.4
Depreciation and amortization expense	$30.6	$32.9	$63.5

1Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisitions of LeanTeq and Alluxa that was and is subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers and is directly related to the terms of the respective acquisitions. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisitions unless certain employment terminations have occurred. The LeanTeq non-controlling interests were acquired by Enpro in December 2022.

EnPro Industries, Inc.
Reconciliation of Income (Loss) from Continuing Operations Attributable to EnPro Industries, Inc. to Adjusted Income from Continuing Operations Attributable to EnPro Industries, Inc. and Adjusted Diluted Earnings Per Share (Unaudited)
For the Quarters and Years Ended December 31, 2022 and 2021
(In Millions, Except Per Share Data)
	Quarters Ended December 31,
	2022				2021
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Income (loss) from continuing operations attributable to EnPro Industries, Inc.	$(57.5)	20.9	$(2.75)		$(1.6)	20.8	$(0.08)
Net income (loss) from redeemable non-controlling interests	(3.6)				0.3
Income tax expense (benefit)	4.6				(6.1)
Loss from continuing operations before income taxes	(56.5)				(7.4)

Adjustments from selling, general, and administrative:
Acquisition and divestiture expenses	0.1				14.9
Non-controlling interest compensation allocations[1]	(0.5)				1.2
Amortization of acquisition-related intangible assets	18.9				12.1
Adjustments from other operating expense and cost of sales:
Restructuring and impairment expense	0.7				0.5
Amortization of the fair value adjustment to acquisition date inventory	1.0				4.1
Adjustments from other non-operating expense (income):
Environmental reserve adjustment	5.3				3.8
Costs associated with previously disposed businesses	(0.6)				(0.3)
Net loss (gain) on sale of businesses	0.4				—
Pension income (non-service cost)	(1.5)				(2.2)
Tax indemnification asset [2]	0.9				3.0
Alluxa goodwill impairment	65.2				—
Foreign exchange losses related to the divestiture of GGB[4]	3.8				—
Other adjustments:
Other	—				0.1
Adjusted income from continuing operations before income taxes	37.2				29.8
Adjusted income tax expense	(10.0)				(8.9)
Net loss (income) from redeemable non-controlling interests	3.6				(0.3)
Adjusted income from continuing operations attributable to EnPro Industries, Inc.	$30.8	20.9	$1.47	3	$20.6	20.8	$0.99	3

	Years Ended December 31,
	2022				2021
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Income from continuing operations attributable to EnPro Industries, Inc.	$6.7	20.9	$0.32		$56.9	20.8	$2.74
Net income (loss) from redeemable non-controlling interests	(2.8)				0.4
Income tax expense	24.4				8.7
Income from continuing operations before income taxes	28.3				66.0

Adjustments from selling, general, and administrative:
Acquisition and divestiture expenses	1.2				15.6
Non-controlling interest compensation allocations[1]	(0.6)				5.3
Amortization of acquisition-related intangible assets	76.8				44.4
Adjustments from other operating expense and cost of sales:
Restructuring and impairment expense	2.9				2.5
Amortization of the fair value adjustment to acquisition date inventory	13.3				9.9
Adjustments from other non-operating expense:
Asbestos receivable adjustment	2.8				—
Environmental reserve adjustment	5.1				8.3
Costs associated with previously disposed businesses	0.3				0.4
Net loss (gain) on sale of businesses	0.6				(17.5)
Pension income (non-service cost)	(3.6)				(8.4)
Tax indemnification asset [2]	0.9				3.0
Goodwill impairment	65.2				—
Foreign exchange losses related to the divestiture of GGB[4]	3.8				—
Other adjustments:
Other	0.2				(0.2)
Adjusted income from continuing operations before income taxes	197.2				129.3
Adjusted income tax expense	(53.2)				(38.8)
Net loss (income) from redeemable non-controlling interests	2.8				(0.4)
Adjusted income from continuing operations attributable to EnPro Industries, Inc.	$146.8	20.9	$7.04	3	$90.1	20.8	$4.34	3

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported income from continuing operations attributable to EnPro Industries, Inc. and diluted earnings per share attributable to EnPro Industries, Inc., including items that may infrequently recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial technology companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, acquisitions and divestitures, or other selected items.

Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.
Other adjustments are included in selling, general, and administrative, cost of sales, and other operating expenses on the consolidated statements of operations.
The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 27.0% and 30.0% for 2022 and 2021, respectively. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.
1Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisitions of LeanTeq and Alluxa that was and is subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers and is directly related to the terms of the respective acquisitions. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisitions unless certain employment terminations have occurred. The LeanTeq non-controlling interests were acquired by Enpro in December 2022.
2 In connection with the acquisition of Aseptic in 2019, we recognized a liability for uncertain tax positions and a related indemnification asset for the portion of that liability recoverable from the seller. We determined the statute of limitations expired on some of the uncertain tax positions in 2022 and 2021 and, accordingly, removed a portion of the liability and receivable. The release of the related liability was recorded as part of our tax expense for the years ended December 31, 2022 and 2021 and the reversal of the related receivable was recorded as an expense in other non-operating income (expense) on our consolidated statement of operations.
3Adjusted diluted earnings per share.
4In connection with the sale of GGB, accounted for as a discontinued operation, in the fourth quarter of 2022, we issued an intercompany note between a domestic and foreign entity that was denominated in a foreign currency. As a result of this note, we recorded a loss due to the change in exchange rate during December 2022. In January 2023, we hedged the outstanding notes and expect future gains or losses to be minimal.

EnPro Industries, Inc.
Reconciliation of Income (Loss) from Continuing Operations Attributable to EnPro Industries, Inc. to Adjusted EBITDA (Unaudited)
For the Quarters and Years Ended December 31, 2022 and 2021
(In Millions)
	Quarters Ended		Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
Income (loss) from continuing operations attributable to EnPro Industries, Inc.	$(57.5)	$(1.6)	$6.7	$56.9
Net income (loss) attributable to redeemable non-controlling interests	(3.6)	0.3	(2.8)	0.4
Income (loss) from continuing operations	(61.1)	(1.3)	3.9	57.3

Adjustments to arrive at earnings from continuing operations before interest, income taxes, depreciation, amortization, and other selected items (Adjusted EBITDA):
Interest expense, net	10.0	3.5	33.9	13.7
Income tax expense (benefit)	4.6	(6.1)	24.4	8.7
Depreciation and amortization expense	25.1	17.1	103.1	63.8
Restructuring and impairment expense	0.7	0.5	2.9	2.5
Environmental reserve adjustments	5.3	3.8	5.1	8.3
Costs (refunds) associated with previously disposed businesses	(0.6)	(0.3)	0.3	0.4
Net loss (gain) on sale of businesses	0.4	—	0.6	(17.5)
Acquisition and divestiture expenses	0.1	14.9	1.2	15.6
Pension income (non-service cost)	(1.5)	(2.2)	(3.6)	(8.4)
Non-controlling interest compensation allocation[1]	(0.5)	1.2	(0.6)	5.3
Asbestos receivable adjustment	—	—	2.8	—
Amortization of the fair value adjustment to acquisition date inventory	1.0	4.1	13.3	9.9
Tax indemnification asset [2]	0.9	3.0	0.9	3.0
Goodwill impairment	65.2	—	65.2	—
Foreign exchange losses related to the divestiture of GGB[3]	3.8	—	3.8	—
Other	—	0.1	0.2	(0.2)
Adjusted EBITDA	$53.4	$38.3	$257.4	$162.4

1Non-controlling interest compensation allocation represents compensation expense associated with a portion of the rollover equity from the acquisitions of LeanTeq and Alluxa that was and is subject to reduction for certain types of employment terminations of the LeanTeq and Alluxa sellers and is directly related to the terms of the respective acquisitions. This expense will continue to be recognized as compensation expense over the term of the put and call options associated with the acquisitions unless certain employment terminations have occurred. The LeanTeq non-controlling interests were acquired by Enpro in December 2022.

2 In connection with the acquisition of Aseptic in 2019, we recognized a liability for uncertain tax positions and a related indemnification asset for the portion of that liability recoverable from the seller. We determined the statute of limitations expired on some of the uncertain tax positions in 2021 and, accordingly, removed a portion of the liability and receivable. The release of the related liability was recorded as part of our tax expense for the year ended December 31, 2021 and the reversal of the related receivable was recorded as an expense in other non-operating income (expense) on our consolidated statement of operations.

3 In connection with the sale of GGB, accounted for as a discontinued operation, in the fourth quarter of 2022, we issued an intercompany note between a domestic and foreign entity that was denominated in a foreign currency. As a result of this note, we recorded a loss due to the change in exchange rate during December 2022. In January 2023, we hedged the outstanding notes and expect future gains or losses to be minimal.

Supplemental disclosure: Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.75% Senior Notes due 2026. For the year ended December 31, 2022 approximately 47% of the adjusted EBITDA as presented above was attributable to Enpro's subsidiaries that do not guarantee the Company's 5.75% Senior Notes due 2026.

EnPro Industries, Inc.
Reconciliation of Free Cash Flow (Unaudited)
(In Millions)

Free Cash Flow - Year Ended December 31, 2022
Net cash provided by operating activities of continuing operations	$106.1
Purchases of property, plant, and equipment	(29.4)
Free cash flow	$76.7

Free Cash Flow - Year Ended December 31, 2021
Net cash provided by operating activities of continuing operations	$124.1
Purchases of property, plant, and equipment	(14.9)
Free cash flow	$109.2